Exhibit 99.1

Surface Oncology to Present SRF388 and SRF114 Preclinical Data at the Upcoming Society for Immunotherapy for Cancer 2020 Virtual Conference

SRF388 inhibits hepatocellular carcinoma tumor growth as a single agent in a preclinical model

SRF114 induces destruction of tumor Tregs through antibody-dependent cellular cytotoxicity

CAMBRIDGE, Mass., November 9, 2020: Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today announced that preclinical data on SRF388, a first in class IL-27 blocking antibody in clinical trials for patients with cancer, and SRF114, a CCR8-selective antibody, will be presented at the Society for Immunotherapy for Cancer’s (SITC) 35th Anniversary Annual Meeting, which will be held virtually on November 11–14, 2020.

“These data demonstrate single agent activity of SRF388 in a mouse model of hepatocellular carcinoma, or HCC, and identify candidate biomarkers associated with IL-27 blockade. Moreover, serum levels of the IL-27 subunit EBI3 were found to be elevated in many patients with HCC and associated with poor prognoses, highlighting the importance of this cytokine in a difficult to treat cancer,” said Vito Palombella, chief scientific officer. “Compelling preclinical data for SRF114 will also be presented; these data demonstrate highly-selective CCR8 binding and depletion of tumor regulatory T cells. We are very encouraged by these data as we continue to advance both programs.”

Summaries are provided below; full posters will be placed on Surface Oncology’s website following the start of the presentation.

Details of Surface’s SITC presentations:

Session Title: Virtual Poster Hall Session
Presentation Title: Increased Serum Levels of EBI3 Are Associated with Poor Outcome in Hepatocellular Carcinoma Patients and SRF388, a First-in-Class IL-27 Blocking Antibody, Inhibits the Growth of Murine Liver Tumors
Lead Author: Matthew Rausch, Ph.D.
Session Date and Time: Wednesday, November 11, 2020, 9:00 a.m. ET

Summary:

•SRF388 is a monoclonal antibody designed to inhibit the immuno-suppressive cytokine IL-27.
•Circulating levels of the EBI3 subunit of IL-27 are elevated in a subset of patients with HCC and inversely correlated with overall survival.
•SRF388 enhances proinflammatory cytokine production in combination with PD-1 blockade in vitro in activated peripheral blood mononuclear cells from healthy donors and patients with HCC. Furthermore, SRF388 demonstrates single-agent activity in vivo in a murine orthotopic model of HCC.

Session Title: Virtual Poster Hall Session
Presentation Title: SRF114 is a Fully Human, CCR8-Selective IgG1 Antibody that Induces Destruction of Tumor Tregs Through ADCC
Lead Author: Andrew C. Lake, Ph.D.
Session Date and Time: Wednesday, November 11, 2020, 9:00 a.m. ET

Summary:

•Targeting CCR8 with SRF114 causes depletion of intra-tumoral Tregs, important regulators of peripheral immune tolerance, through ADCC.
•SRF114 is highly selective for CCR8; no off-target binding was identified following extensive screening.

About SRF388:

SRF388 is a fully human anti-IL-27 antibody designed to inhibit the activity of this immunosuppressive cytokine. Surface Oncology has identified particular tumor types, including hepatocellular and renal cell carcinoma, where IL-27 appears to play an important role in the immunosuppressive tumor microenvironment and may contribute to resistance to treatment with checkpoint inhibitors. Furthermore, Surface Oncology has identified a potential biomarker associated with IL-27 that may be useful in helping identify patients most likely to respond to SRF388.

About SRF114:

SRF114 is a monoclonal antibody targeting the chemokine receptor CCR8. SRF114 is a highly-specific antibody that drives the tumor-specific depletion of immuno-suppressive T regulatory cells.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned lead programs targeting CD39 (SRF617) and IL-27 (SRF388), a clinical-stage collaboration with Novartis targeting CD73 (NZV930), and two preclinical programs, each focused primarily on activating natural killer cells (via targeting PVRIG, also known as CD112R (SRF813)), or depleting regulatory T cells (via targeting CCR8 (SRF114)). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would,” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617, SRF813 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF813, will not be successfully developed or commercialized, the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on our clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ending March 31, 2020, both of which are available on the Security and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Investors
Matt Lane
matt@gilmartinir.com
617-901-7698

Media
Matthew Corcoran
mcorcoran@tenbridgecommunications.com
617-866-7350